Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Annual Report on Form 10-K of Marathon Oil Corporation ("the Company") to our summary reports on the estimated quantities of certain proved reserves of oil and gas and to such reports and this consent being filed as exhibits to this Form 10-K. We also consent to the incorporation by reference of such reports in the Registration Statements indicated below.

Form S-3ASR:	Relating to:
Reg. No.	333-235867	Marathon Oil Corporation Debt Securities, Common Stock, Preferred Stock, Warrants and Stock Purchase Contracts/Units
Form S-8:	Relating to:
Reg. No.	333-104910	Marathon Oil Corporation 2003 Incentive Compensation Plan
Reg. No.	333-143010	Marathon Oil Corporation 2007 Incentive Compensation Plan
Reg. No.	333-181301	Marathon Oil Corporation 2012 Incentive Compensation Plan
Reg. No.	333-211611	Marathon Oil Corporation 2016 Incentive Compensation Plan
Reg. No.	333-231833	Marathon Oil Corporation 2019 Incentive Compensation Plan

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons

By:	Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas February 18, 2020

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